                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  RPC, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                   RPC, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 2170 PIEDMONT ROAD, NE, ATLANTA, GEORGIA 30324

TO THE HOLDERS OF THE COMMON STOCK:

    PLEASE TAKE NOTICE that the 1998 Annual Meeting of Stockholders of RPC, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 2170 Piedmont Road, NE, Atlanta, Georgia, on Tuesday, April 28, 1998, at 9:00 A.M., or any adjournment thereof, for the following purposes:

    (1) To elect three Class III directors to the Board of Directors; and

    (2) To amend the Certificate of Incorporation for the Company to increase the number of authorized shares of Company Stock from 36,000,000 to 80,000,000 shares.

    (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Proxy Statement dated April 1, 1998, is attached.

    The Board of Directors has fixed the close of business on March 2, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

    Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Linda H. Graham, Secretary

Atlanta, Georgia
April 1, 1998

                                PROXY STATEMENT

    This Proxy Statement and a form of proxy were first mailed to stockholders on or about April 1, 1998.

    The following information concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 28, 1998, is submitted to the stockholders for their information.

                   SOLICITATION OF AND POWER TO REVOKE PROXY

    A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors and in favor of the proposal to increase the number of authorized shares.

    A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority if he so elects, by contacting either proxyholder.

                                 CAPITAL STOCK

    The outstanding capital stock of the Company on March 2, 1998 consisted of 29,644,990 shares of Common Stock, par value $0.10 per share (excluding 169,392 treasury shares). Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on March 2, 1998, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    The name and address of each stockholder who owned beneficially five percent (5%) or more of the shares of Common Stock of the Company on March 2, 1998, together with the number of shares so owned and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executives"), and the executive officers and directors of the Company as a group (according to information received by the Company), is set out below:

                                                                                            AMOUNT       PERCENT OF
NAME AND ADDRESS                                                                          BENEFICIALLY   OUTSTANDING
OF BENEFICIAL OWNER                                                                        OWNED(1)*       SHARES
----------------------------------------------------------------------------------------  -----------  ---------------
R. Randall Rollins .....................................................................  15,727,247(2)         53.1
2170 Piedmont Road, NE
Atlanta, Georgia
Gary W. Rollins ........................................................................  15,635,851(3)         53.1
2170 Piedmont Road, NE
Atlanta, Georgia
Richard A. Hubbell .....................................................................     249,730(4)          0.8
2170 Piedmont Road, NE
Atlanta, Georgia
Bobby Joe Cudd .........................................................................           0            0.0
2170 Piedmont Road, NE
Atlanta, Georgia
James A. Lane, Jr ......................................................................     134,130(5)          0.5
2170 Piedmont Road, NE
Atlanta, Georgia
William S. Pegg ........................................................................     138,924(5)          0.5
2170 Piedmont Road, NE
Atlanta, Georgia
All Directors and Executive Officers as a group (12 persons)............................  19,317,694(6)         65.0

*   All share amounts reflect the December 1997 two-for-one stock split.

(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2) Includes 465,614 shares of the Company held as Trustee, Guardian, or Custodian for his children or as Custodian for the children of his brother, Gary W. Rollins. Also includes 1,385,560 shares of the Company in four trusts of which he is a Co-Trustee and as to which he shares voting and investment power. Also includes 12,493,828 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 345,600 shares owned Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 271,453 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Also includes 73,430 shares held by RWR Investment partnership, a Georgia limited partnership, of which Mr. Rollins is a general partner. Also includes 168,288 shares indirectly owned by Mr. O. Wayne Rollins' Estate. Mr. Rollins is the Co-Executor and Co-Trustee of this estate. Does not include 21,780* shares of the Company held by his wife.

(3) Includes 322,720 shares of the Company held as Trustee or Custodian for his children or as Custodian for the grandchildren of his brother, R. Randall Rollins. Also includes 1,358,680 shares of the Company in four trusts of which he is Co-Trustee and as to which he shares voting and investment power. Also includes 12,493,828 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 345,600 shares owned by Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 271,453 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Also includes 168,288 shares indirectly owned by Mr. O. Wayne Rollins' Estate. Mr. Rollins is the Co-Executor and Co-Trustee of this estate. Does not include 100,004* shares of the Company held by his wife.

(4) Includes 70,200 shares subject to exercisable options, and 118,000 shares of restricted stock awards.

(5) Includes 40,000 shares each of restricted stock awards.

(6) Shares held in trusts as to which more than one officer and/or director are Co-Trustees have been included only once. Includes an aggregate of 319,200 shares which may be purchased by 5 executive officers upon exercise of currently exercisable options or restricted stock grants awarded to or earned by them pursuant to the Company's 1984 Incentive Stock Option Plan and 1994 Employee Stock Incentive Plan.

* Messrs. R. Randall Rollins and Gary W. Rollins disclaim any beneficial interest in these holdings.

                             ELECTION OF DIRECTORS

    Three individuals are to be elected at the Annual Meeting to serve as Class III directors for a term of three years, and until the election and qualification of their successors. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company's Bylaws which provide for the election of directors for staggered terms, with each director serving a three-year term. Unless authority is withheld, the proxy holders will vote for the election of the first three persons named below to three year terms as directors. Although Management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

    The name and age of each of the three nominees, his principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by him and the percentage of outstanding shares that ownership represents, all as of the close of business on March 2, 1998, (according to information received by the Company) are set out below. Similar information is also provided for those directors whose terms expire in future years. Each director was originally elected as a director shortly after incorporation of the Company in January 1984, with the exception of James A. Lane, Jr. and Richard A. Hubbell, who were elected as directors on January 27, 1987.

                                                                                                            PERCENTAGE
                                                                                                                OF
                                                                                                 COMMON    OUTSTANDING
NAMES OF NOMINEES                        PRINCIPAL OCCUPATION(1)                      AGE      STOCK(2)*      SHARES
------------------------  ------------------------------------------------------      ---      ----------  ------------
CLASS III (NEW TERM EXPIRES 2001)
--------------------------------------------------------------------------------
Wilton Looney...........  Honorary Chairman of the Board of Genuine Parts                                   less than
                          Company (automotive parts distributor).                         78        1,200      0.1

Gary W. Rollins(3)......  President and Chief Operating Officer of Rollins, Inc.
                          (consumer services).                                            53   15,635,851(4)     53.1

James A. Lane, Jr.......  Executive Vice President of the Company; President of
                          Chaparral Boats, Inc. (subsidiary of the Company).              55      134,130(5)     0.5

------------------------------

*   All share amounts reflect the December 1997 two-for-one stock split.

NAMES OF DIRECTORS
WHOSE TERMS HAVE
NOT EXPIRED
------------------------
CLASS I (TERM EXPIRES 1999)
--------------------------------------------------------------------------------
R. Randall Rollins(3)...  Chairman of the Board and Chief Executive Officer of
                          the Company; Chairman of the Board and Chief Execu-
                          tive Officer of Rollins, Inc. (consumer services)
                          (since October 1991); Vice Chairman of the Board of
                          Rollins, Inc. (prior to October 1991).                          66   15,727,247(6)     53.1
Henry B. Tippie.........  Chairman of the Board and Chief Executive Officer of
                          Tippie Services, Inc. (management services).                    71    1,156,278(7)     3.9
James B. Williams.......  Chairman and Chief Executive Officer of SunTrust
                          Banks, Inc. (bank holding company).                             64       40,000      0.1

*   All share amounts reflect the December 1997 two-for-one stock split.

NAMES OF DIRECTORS
WHOSE TERMS
HAVE NOT EXPIRED
------------------------
CLASS II (TERM EXPIRES 2000)
--------------------------------------------------------------------------------
John W. Rollins(3)......  Chairman of the Board and Chief Executive Officer of
                          Rollins Truck Leasing Corp. (vehicle leasing and
                          transportation); and Chairman of the Board of Dover
                          Downs Entertainment, Inc., (operator of a
                          multi-purpose gaming and entertainment complex since                              less than
                          October 1996).                                                  81       12,408(8)     0.1

Bobby Joe Cudd..........  Executive Vice President of the Company; President of
                          Cudd Pressure Control, Inc. (subsidiary of the Com-
                          pany).                                                          68            0      0.0

Richard A. Hubbell......  President and Chief Operating Officer of the Company.           53      249,730(9)     0.8

*   All share amounts reflect the December 1997 two-for-one stock split.

(1) Unless otherwise noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his present title) for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the boards of directors of the following companies: Henry B. Tippie: Rollins Truck Leasing Corp., Matlack Systems, Inc. and Dover Downs Entertainment, Inc.; John W. Rollins:
    Matlack Systems, Inc.; James B. Williams: The Coca-Cola Company, Genuine Parts Company, Sonat Inc., and Georgia-Pacific Corporation; Gary W. Rollins:
    Rollins Truck Leasing Corp.; R. Randall Rollins: SunTrust Banks, Inc., SunTrust Banks of Georgia and Dover Downs Entertainment, Inc. All of the directors shown in the above table, with the exception of Messrs. Hubbell, Lane and Cudd, are also directors of Rollins, Inc.

(2) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(3) R. Randall Rollins and Gary W. Rollins are brothers. John W. Rollins is their uncle.

(4) See information contained in footnote (3) to the table appearing in Capital Stock section.

(5) See information contained in footnote (6) to the table appearing in Capital Stock section.

(6) See information contained in footnote (2) to the table appearing in Capital Stock section.

(7) Includes 906,278 shares of Common Stock of the Company in trusts of which he is a Trustee or Co-Trustee and as to which he shares voting and investment power.

(8) Does not include 15,608 shares held by his wife as custodian for his children. Mr. Rollins disclaims any beneficial interest in these holdings.

(9) See information contained in footnote (5) to the table appearing in Capital Stock section.

            BOARD OF DIRECTORS COMPENSATION, COMMITTEES AND MEETINGS

    During 1997 non-employee Directors received from the Company $750 for each meeting of the Board of Directors or committee they attended, plus $10,000 per year.

    The Audit Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. The Audit Committee held two meetings during the fiscal year ended December 31, 1997. Its functions are to select a firm of independent public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year for which they are appointed and to monitor the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting. The Compensation Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. It held one meeting during the fiscal year ended December 31, 1997. The functions of the Compensation Committee are to review the Company's executive compensation structure and to report to the Board any changes to insure continued effectiveness. The Board of Directors met four times during the fiscal year ended December 31, 1997. The Company does not have a nominating committee of the Board of Directors. No director attended fewer than 75 percent of Board Meetings and meetings of committees on which he served during the fiscal year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the directors named above who serve on the Company's Compensation Committee are or have ever been employees of the Company. No executive officer of the Company serves on a Compensation Committee of another company. R. Randall Rollins, an executive of the Company, serves on the Board of Directors of both SunTrust Banks, Inc. and SunTrust Banks of Georgia, a subsidiary of SunTrust Banks, Inc. Mr. Williams is the Chairman and Chief Executive Officer of SunTrust Banks, Inc. Mr. Rollins is not on the Compensation Committee of SunTrust Banks, Inc., or SunTrust Banks of Georgia.

                             EXECUTIVE COMPENSATION

    Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 1997, 1996 and 1995 of those persons who were at December 31, 1997
(i) the chief executive officer and (ii) the other Named Executives of the
Company:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                           COMPENSATION AWARDS (3)
                                                                           ------------------------
                                                           ANNUAL          RESTRICTED
                                                        COMPENSATION          STOCK     SECURITIES
                                                    ---------------------    AWARDS     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY      BONUS       ($) (1)    OPTIONS (#)   COMPENSATION(2)
---------------------------------------  ---------  ---------  ----------  -----------  -----------  -----------------

R. Randall Rollins                       1997 1996  $ 400,000  $        0           0            0       $       0
  Chairman of the Board                       1995    340,000           0           0            0               0
  & Chief Executive Officer                           320,000           0           0            0               0

Richard A. Hubbell                            1997    350,000     175,000     416,714       20,000           1,800
  President & Chief Operating Officer         1996    280,000     140,000     181,400       40,000           1,800
                                              1995    256,042     126,000           0            0           1,800

Bobby Joe Cudd                                1997    110,090      36,680           0            0           1,419
  Executive Vice President, and               1996    118,254           0           0            0           1,419
  President, Cudd Pressure Control            1995    118,229       1,720           0            0           1,423

James A. Lane, Jr.                            1997     67,841   1,532,744           0            0           1,800
  Executive Vice President, and               1996     69,146   1,274,925           0            0           1,800
  President, Chaparral Boats, Inc.            1995     67,580   1,012,633           0            0           1,800

William S. Pegg                               1997     67,841   1,532,744           0            0           1,800
  Executive Vice President, and               1996     69,146   1,274,925           0            0           1,800
  Executive Vice President,                   1995     67,580   1,012,633           0            0           1,800
  Chaparral Boats, Inc.

(1) The number of shares held and their values on December 31, 1997 were as follows: Mr. Hubbell, 118,000 shares valued at $1,393,934; Mr. Lane, 40,000 shares valued at $472,520; and Mr. Pegg, 40,000 shares valued at $472,520. The December 31, 1997 values are based on the December 31, 1997 closing market stock price of $11.813 and do not take into account any diminution of value attributable to vesting provisions on these shares. Time-Lapse Restricted Stock vests ten years from the date of grant. This stock is forfeited if the employment of the Named Executive terminates prior to vesting for reasons other than death, retirement or permanent disability. During these ten years, grantees receive all dividends declared and retain voting rights for the granted shares. Performance Restricted Stock is granted, but not earned and issued, until certain five year tiered performance criteria are met. The performance criteria are predetermined market prices of the Company's stock. On the date the stock appreciates to each level (determination date), 20 percent of performance shares are earned. Once earned, the stock vests five years from the determination date. After the determination date, the grantee will receive all dividends declared and also voting rights to the shares.

(2) Effective July 1, 1984, the Company adopted the RPC, Inc. 401(k) Plan ("401(k) Plan"), a qualified retirement plan designed to meet the requirements of Section 401(k) of the Internal Revenue Code. The 401(k) Plan provides for a matching contribution of forty cents ($.40) for each one dollar ($1.00) of a participant's contribution to the 401(k) Plan, not to exceed 3 percent of his or her annual compensation (which includes commissions, overtime and bonuses). A participant's voluntary pretax salary deferrals made under the 401(k) Plan are in lieu of payment of compensation to the participant. The amounts shown in this column represent the Company match for the Named Executives.

(3) All share amounts reflect the December 1997 two-for-one stock split.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1997

    The following table sets forth stock options granted in the fiscal year ending December 31, 1997 to each of the Company's Named Executives. Employees of the Company and its subsidiaries are eligible for stock option grants based on individual performance. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year term, assuming compound rates of stock appreciation of five percent and ten percent. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on the market price on the grant date.

                                                            INDIVIDUAL GRANTS (1)
                                           -------------------------------------------------------
                                                            PERCENT                                 POTENTIAL REALIZABLE
                                            NUMBER OF      OF TOTAL                                   VALUE AT ANNUAL
                                           SECURITIES       OPTIONS                                 RATES OF STOCK PRICE
                                           UNDERLYING     GRANTED TO                                  APPRECIATION FOR
                                             OPTIONS       EMPLOYEES      EXERCISE OR                 OPTION TERM (2)
                                             GRANTED       IN FISCAL      BASE PRICE    EXPIRATION  --------------------
NAME                                           (#)           YEAR           ($/SH)         DATE      5% ($)     10% ($)
-----------------------------------------  -----------  ---------------  -------------  ----------  ---------  ---------
R. Randall Rollins.......................           0         --              --            --         --         --
Richard A. Hubbell.......................      20,000(3)           13%          7.50      01/28/07     94,334    239,061
Bobby Joe Cudd...........................           0         --              --            --         --         --
James A. Lane, Jr........................           0         --              --            --         --         --
William S. Pegg..........................           0         --              --            --         --         --

(1) Options were granted on January 28, 1997 at a price of $7.50 per share. No Stock Appreciation Rights were granted to the Named Executives during 1997.

(2) These amounts, based on assumed appreciation rates of five percent and ten percent as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, nontransferability or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

(3) These Incentive Stock Options vest and become exercisable 20 percent each year and expire after ten years.

             (AGGREGATED) OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                         AND YEAR-END OPTION/SAR VALUES

                                                                              NUMBER OF
                                                                              SECURITIES          VALUE OF
                                                                              UNDERLYING         UNEXERCISED
                                                                             UNEXERCISED        IN-THE-MONEY
                                                                            OPTIONS/SAR'S       OPTIONS/SAR'S
                                                                 VALUE      AT FY-END (#)     AT FY-END ($)(1)
                                             SHARES ACQUIRED   REALIZED      EXERCISABLE/       EXERCISABLE/
NAME                                         ON EXERCISE (#)      ($)       UNEXERCISABLE       UNEXERCISABLE
-------------------------------------------  ---------------  -----------  ----------------  -------------------
R. Randall Rollins.........................             0              0                0/0                  0/0
Richard A. Hubbell.........................        61,530        365,334      70,200/44,400      558,035/280,397
Bobby Joe Cudd.............................             0              0                0/0                  0/0
James A. Lane, Jr..........................        32,600        259,781                0/0                  0/0
William S. Pegg............................        32,600        340,263                0/0                  0/0

(1) Based on the closing price of Company Common Stock on the New York Stock Exchange on December 31, 1997 of $11.813 per share. All share amounts reflect the December 1997 two-for-one stock split.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE OTHER COMPANY FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH INCLUDED HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW

    The Compensation Committee (the "Committee") is comprised of outside directors who are not eligible to participate in the compensation plans and over whose names this report is presented. The Committee reviews and approves the compensation of the Company's executive officers annually. The actions of executive officers have a profound impact on the short-term and long-term profitability of the Company. Therefore, the design of the executive officer compensation package is very important.

    The Company has an executive compensation package that is driven by an increase in shareholder value, the overall performance of the Company, and the individual performance of the executive. The measures of the Company's performance include revenue and net income. The three main components of the executive compensation package are base salary, cash incentive plans, and stock based incentive plans.

BASE SALARY

    The first component is base salary. The Company believes that it is important for the Named Executives to receive acceptable salaries so the Company can keep the senior executive talent it needs to meet the challenges in today's environment. The factors subjectively used in determining base salary include the recent profit performance of the Company, the magnitude of responsibilities, the scope of the position, individual performance and the pay received by others in similar positions. Approximately one-half of the merit percentage increases are based on attainment of the net income objectives for each appropriate functional area of responsibility. The remaining portion of the merit salary increase is subjectively based on the other aforementioned criteria. The decisions of the Committee are subjective and these factors are not used in any specific formula or weighting. The salaries of the Named Executives are reviewed annually, but increases are awarded only when justified by the increase in the Company's shareholder value and the overall performance of the Company. As a result of the improvement in net income in 1997, increases to base salaries ranged up to 25 percent for the Named Executives.

CASH BASED INCENTIVE PLANS

    The second component of the executive compensation package consists of cash based incentive plans. The Company has individualized cash based incentive plans developed to reward individual performance. The Company includes several subsidiaries conducting business in unrelated industries, so each compensation plan was designed to be motivational and appropriate, based on the norms in that industry.

    The annual incentive compensation package for executive officers is developed by the Chief Executive Officer of the Company prior to the end of each fiscal year. It is based upon a performance formula for the ensuing fiscal year. That performance formula and incentive package is then reviewed by the Committee and is either accepted or modified.

    Two of the Named Executives, James A. Lane, Jr. and William S. Pegg, have employment agreements with the Company that were first entered into as part of the Company's acquisition of Chaparral Boats, Inc. on November 4, 1986. Under these agreements, each individual receives an annual cash incentive bonus of 10 percent of pretax profit of Chaparral Boats, Inc. These incentive payments were approximately 96 percent of the total cash compensation paid to these executives in

1997. During 1997, each of these two executives received in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance related compensation exemptions are met during one fiscal year.) The Company obtained stockholder approval of these agreements at the April 25, 1995 Stockholders' Meeting in order to qualify for the performance related compensation exemption.

    The other Named Executives participate in a variety of individualized performance bonus plans designed to encourage achievement of short-term objectives. These plans all have payouts subjectively based on net income, budget objectives, and other individual specific performance objectives. Subjective compensation decisions are based upon these specific performance objectives, which relate to each executive improving the contribution of his functional areas of responsibility to further enhance the earnings of the Company. The Company's philosophy is that the executive should receive a bonus only if certain performance targets are met. This means that a significant portion of the compensation package is at risk. The performance bonus as a percent of total compensation will vary in accordance with the type of executive position, ranging up to 100 percent.

    Richard A. Hubbell, the President of the Company earned a $175,000 bonus in 1997 under one of these plans.

STOCK BASED INCENTIVE PLANS

    The 1994 Employee Stock Incentive Plan was approved by stockholders at the April 26, 1994 meeting and amended by the stockholders at the April 22, 1997 meeting. As detailed in the Option/ SAR Grant Table on page 7 and the Summary Compensation Table on page 6, during 1997 Mr. Hubbell was granted 20,000 stock options and was awarded 10,000 shares of Time-Lapse Restricted Stock and 10,000 shares of Performance Restricted Stock. These awards were intended to help insure that the long-term goals of the executive were aligned with those of the Company. Mr. Hubbell's awards were based on his performance and took into consideration the value of all unexercised options he currently holds under this plan and previous plans.

CEO PAY

    The 1997 cash compensation of R. Randall Rollins, Chairman and Chief Executive Officer, was $400,000. This represents the total compensation for Mr. Rollins. The Committee feels that due to his significant level of ownership in the Company, the Chief Executive Officer will not participate in an incentive plan at this time. The Committee considers several factors when determining the CEO's salary. These factors include long-term growth in net income, stockholder value improvements as well as his individual performance. The decision of the Committee is subjective and these factors are not used in any specific formula or weighting. The CEO does not participate in the deliberations of the Committee when his salary or incentive is determined.

CONCLUSION

    The Committee believes that this mix of conservative market-based salaries, cash incentives for short-term performance, and stock based incentives for long-term performance in the Company represent a balance that will motivate the executive team to continue to produce the best results possible given the economic conditions and the cyclical nature of the industries of the subsidiaries. The Committee further believes this program strikes an appropriate balance between the interest of the Company in operating its businesses and appropriate rewards based on shareholder value.

                                          COMPENSATION COMMITTEE

                                          Henry B. Tippie, Chairman
                                          Wilton Looney
                                          James B. Williams

                            COMMON STOCK PERFORMANCE

    As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a 5-year comparison of the cumulative total stockholder return based on the performance of the stock of the Company, assuming dividend reinvestment, as compared with both a broad equity market index and an industry or peer group index. The indices included in the following graph are the S & P 500 Index and a peer group which includes companies that are considered peers of the subsidiaries of the Company. The companies included in the peer group have been weighted according to the respective issuer's stock market capitalization at the beginning of each year. The companies are Brunswick Corporation which competes with the Company's boat manufacturing subsidiary; and Weatherford Enterra, Inc., which competes with one of the largest oil and gas services subsidiary of the Company. Outboard Marine Corporation was included in prior year calculations but is not included this year due to it's acquisition during 1997.

                            COMPARISON OF FIVE-YEAR
                            CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               RPC COMMON STOCK       S&P 500     PEER GROUP
12/31/92                     100.00      100.00         100.00
12/31/93                     128.32      110.08         122.76
12/31/94                     115.10      111.53         126.90
12/31/95                     137.74      153.45         170.72
12/31/96                     226.45      188.68         175.30
12/31/97                     358.04      251.63         237.23

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to June 30, 1984, the Company was a wholly-owned subsidiary of Rollins, Inc. ("Rollins"). On June 30, 1984, Rollins effected a spin-off distribution to its stockholders of all of the outstanding shares of the Company (the "Spin-off"). Messrs. Gary W. Rollins and R. Randall Rollins, named in the table under "Capital Stock" on page 2, have substantially similar interests in Rollins.

    The Company receives certain administrative services from Rollins. The service agreements between Rollins and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months notice. The services covered by these agreements include office space, data processing, administration of certain employee benefit programs, and other administrative services. Charges to the Company (or to corporations which are subsidiaries of the Company) for such services aggregated $539,673 in 1997.

                                 BENEFIT PLANS

    The Company's Retirement Income Plan, effective July 1, 1984, is a trusteed defined benefit pension plan. The amounts shown on the following table are those annual benefits payable for life on retirement at age 65. The amounts computed in the following table assume: (a) that the participant remains in the service of the Company until his normal retirement date at age 65; (b) that the participant's earnings continue at the same rate as paid in the fiscal year ended December 31, 1997 during the remainder of his service until age 65; (c) that the normal form of benefit is a single-life annuity, and (d) that the Plan continues without substantial modification. The column entitled remuneration represents all compensation in the Summary Compensation Table included herein.

                               PENSION PLAN TABLE

REMUNERATION       15           20           25           30           35
-------------  -----------  -----------  -----------  -----------  -----------
 $   100,000   $    22,500  $    30,000  $    37,500  $    45,000  $    45,000
     200,000        45,000       60,000       75,000       90,000       90,000
     300,000        67,500       90,000      112,500      135,000      135,000
     400,000        90,000      120,000      150,000      180,000      180,000
     500,000       112,500      150,000      187,500      225,000      225,000
     600,000       135,000      180,000      225,000      270,000      270,000
     700,000       157,500      210,000      262,500      315,000      315,000
     800,000       180,000      240,000      300,000      360,000      360,000
     900,000       202,500      270,000      337,500      405,000      405,000
   1,000,000       225,000      300,000      375,000      450,000      450,000

    The above table does not reflect the Plan offset for Social Security average earnings, the maximum benefit limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or the maximum pay limitation under Section 401(a)(17) of the Code.

    Retirement income benefits are based on the average of the employee's compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years ("final average compensation") immediately preceding the employee's retirement date or, if earlier, the date of his termination of employment. All full-time corporate employees of the Company and its subsidiaries (other than employees subject to collective bargaining agreements) are eligible to participate in the Retirement Income Plan after completing 1 year of service as an employee. The benefit formula is 1 1/2 percent of final average compensation less 3/4 percent of final average FICA earnings multiplied by years of service (maximum 30 years). The Plan also provides reduced early retirement benefits under certain conditions. In accordance with the Code, the maximum annual benefit that could be payable to a Retirement Income Plan beneficiary in 1997 is $125,000. However, this limitation does not affect previously accrued benefits of those individuals who became entitled to benefits in excess of $125,000 prior to the effective date of the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982 and the Tax Reform Act of 1986. In accordance with the Code (as amended by the Omnibus Budget Reconciliation Act of 1993), the maximum compensation recognized by the Retirement Income Plan was $160,000 in 1997. Retirement benefits at the end of any calendar year will not be reduced by any subsequent changes in the maximum compensation limit. Participants in the Rollins, Inc. Retirement Income Plan who transferred their employment to the Company as a result of the Spin-off participated immediately in the Plan. The current credited years of service for the five individuals named in the executive compensation table are: R. Randall Rollins--30, Bobby Joe Cudd--20, Richard A. Hubbell--11, James A. Lane, Jr.--10, William S. Pegg--10.

    Effective July 1, 1984, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code ("401(k) Plan"). The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account on the date the distribution is processed. Under the 401(k) Plan, the full amount of a participant's accrued benefit is payable upon his termination of employment, attainment of age 59 1/2 (with respect to pre-tax deferrals only), retirement, total and permanent disability, or death. Amounts contributed to the accounts of Named Executives for 1997 under this plan are reported in the "All Other Compensation" column of the Summary Compensation Table included herein.

             PROPOSAL TO APPROVE AN AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

    The stockholders will be asked to vote on the approval of an amendment ("Amendment") to the Company's Certificate of Incorporation whereby the authorized stock of the Company would be increased from 36,000,000 to 80,000,000 shares. The Amendment pertains only to the first paragraph of Article Fourth of the Certificate of Incorporation of the Company. As amended, such paragraph would be as follows:

    "FOURTH: The total number of shares of stock which this corporation shall have authority to issue is 80,000,000, divided into two classes, namely, Preferred Stock which this corporation is authorized to issue is One Million (1,000,000) shares of the par value of Ten Cents ($0.10) per shares, and the number of shares of Common Stock, which this corporation is authorized to issue is Seventy Nine Million (79,000,000) shares of the par value of Ten Cents ($0.10) per share."

    The Company has never before requested an increase in the number of authorized shares. In 1992, the Company requested a reduction in authorized shares from 51,000,000 to 36,000,000. Currently there are 29,644,990 shares outstanding. The Company has 2,600,000 shares reserved for issuance under stock incentive plans. The Board of Directors believes this amendment is necessary in order to meet the Company's business needs and to take advantage of corporate opportunities. At present, there are no plans to issue any authorized shares. When the Company does issue authorized shares, unless required by New York Stock Exchange Rules and Regulations or Delaware law, the Company will not need stockholder approval.

    Management recommends a vote "FOR" approval of the Amendment.

    The members of the Board of Directors, who own of record approximately 64.4 percent of the voting securities of the Company, have informed the Company that they intend to vote "FOR" approval of the Amendment. Since the affirmative vote of a majority of shares outstanding and entitled to vote is required in order to approve the Amendment, the vote "FOR" approval of the Amendment by the stockholders who are members of the Board of Directors will assure such approval.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the auditors for the Company for the fiscal year ended December 31, 1997. As is its policy, upon the recommendation of the Audit Committee, the Board of Directors shall select a firm of independent public accountants for fiscal 1998. It is anticipated that a representative of Arthur Andersen LLP will be present at the Annual Meeting to answer questions and make a statement should such representative so desire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company has completed a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company by all Directors, Officers and greater than 10 percent stockholders subject to the provisions of Section 16 of the Securities Exchange Act of 1934. In addition, the Company has a written representation from all Directors, Officers and greater than 10 percent stockholders from whom no Form 5 was received, indicating that no Form 5 filing was required. Based solely on this review, the Company believes that filing requirements of such persons under Section 16 for the fiscal year ended December 31, 1997 have been satisfied.

                             STOCKHOLDER PROPOSALS

    Appropriate proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company by December 1, 1998 for inclusion in its proxy statement and form of proxy relating to that meeting. If the date of the next annual meeting is advanced by more than 30 calendar days or delayed by more than 90 calendar days from the date of the annual meeting to which this proxy statement relates, the Company shall, in a timely manner, inform its stockholders of the change and the date by which proposals of stockholders must be received.

                      VOTING PROCEDURES AND VOTE REQUIRED

    The Chairman of the Board of Directors of the Company will select a representative of the Company's transfer agent as Inspector of the Election, to determine the eligibility of persons present at the Meeting to vote and to determine whether the name signed on each proxy card corresponds to the name of a stockholder of the Company. The Inspector shall also determine whether or not a quorum of the shares of the Company (consisting of a majority of the votes entitled to be cast at the Meeting) exists at the Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum exists and a vote is taken at the Meeting, the Inspector shall tabulate (i) the votes cast for or against each proposal and (ii) the abstentions in respect of each proposal.

    In accordance with the Delaware General Corporation Law, the election of the nominees named herein as directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast in favor of a proposal to the number of votes cast against the proposal, and hence only votes for or against the proposal (and not abstentions or broker non-votes) are relevant to the outcome. The proposal for approval of the increase in the number of authorized shares of company common stock will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of "negative" votes with respect to this proposal.

                                 MISCELLANEOUS

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, is being mailed to stockholders with this proxy statement.

    Management knows of no business other than the matters set forth herein which will be presented at the meeting. Inasmuch as matters not known at this time may come before the meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the meeting; and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Linda H. Graham, Secretary

Atlanta, Georgia
April 1, 1998

                                   RPC, INC.
             PROXY SOLICITED BY THE BOARD OF DIRECTORS OF RPC, INC.
     FOR ANNUAL MEETING OF STOCKHOLDERS TUESDAY, APRIL 28, 1998, 9:00 A.M.

    The undersigned hereby constitutes and appoints GARY W. ROLLINS, R. RANDALL ROLLINS, and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 1998, at 9:00 A.M. at 2170 Piedmont Road, NE, Atlanta, Georgia, or any adjournment thereof.

    The undersigned acknowledges receipt of Notice of the aforesaid Annual Meeting and Proxy Statement, each dated April 1, 1998, grants authority to said proxies, or either of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies or their substitutes may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as follows:

1.         / / FOR all Class III          / / FOR all Class III nominees,       / / ABSTAIN from voting for the election of
               nominees;                    EXCEPT AS INDICATED BELOW;      OR      Wilton Looney, Gary W. Rollins, and James
                                                                                    A. Lane, Jr. as Class III Directors.

  INSTRUCTIONS: TO REFRAIN FROM VOTING FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:
                                        ________________________________________

2.         TO APPROVE AN AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
           SHARES.                      / /  FOR           / /  AGAINST           / /  ABSTAIN

3.         ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                     (OVER)

                                   RPC, INC.

    ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED "FOR" THE ABOVE-NAMED NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                            PROXY

                                              Please sign below, date and return
                                                          promptly.
                                              __________________________________
                                              __________________________________
                                           Signature
                                              Dated: _____________________, 1998
                                             (Signature should conform to name
                                             and title stenciled hereon.
                                             Executors, administrators,
                                             trustees, guardians and attorneys
                                             should add their title upon
                                             signing.)

   NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND
                          MAILED IN THE UNITED STATES.